Exhibit 5.1

Email dbulley@applebyglobal.com Direct Dial +852 2905 5770 Tel+852 6201 3662 +852 2524 5548 Appleby Ref 473531.0002 14 May 2026

Suites 3504B-06
35/F, Two Taikoo Place
979 King’s Road
Quarry Bay
Hong Kong

Tel +852 2523 8123

applebyglobal.com

Managing Partner
David Bulley

Partners
Fiona Chan
Kitty Chan
Vincent Chan
Chris Cheng
Richard Grasby
Judy Lee
Michael Makridakis
John McCarroll SC
Lorinda Peasland
Eliot Simpson

High-Trend International Group (Company)

INTRODUCTION

We have acted as Cayman Islands counsel to the Company in connection with the Company’s registration statement on Form F-3 (the “Registration Statement”), the prospectus included therein and the related prospectus supplement (the “Prospectus Supplement”), to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the issuance and sale by the Company, in a registered direct offering of 2,307,700 Class A ordinary shares, par value US$0.0025 (the “Ordinary Shares”) (pursuant to a securities purchase agreement dated 12 May 2026, between the Company and the purchasers named therein (the “Purchase Agreement”)). We understand that the Company has engaged A.G.P./Alliance Global Partners to act as a placement agent, pursuant to a placement agency agreement dated 12 May 2026 (the “Placement Agency Agreement”) in connection with the offering of the Ordinary Shares (the “Offering”).

OUR REVIEW

In connection with this opinion, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Prospectus Supplement, the form of Purchase Agreement, the form of Placement Agency Agreement, copies of the Company’s amended and restated articles of association, resolutions of the Company’s board of directors (the “Board”) thereof, which have heretofore been approved and relate to the Offering, and such statutes, regulations, corporate records, documents, certificates and such other instruments that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed.

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We have not made any other enquiries concerning the Company and in particular we have not investigated or verified any matter of fact or opinion (whether set out in the Documents or elsewhere) other than as expressly stated in this opinion.

LIMITATIONS

Our opinion is limited to, and should be construed in accordance with, the laws of the Cayman Islands at the date of this opinion. We express no opinion on the laws of any other jurisdiction.

This opinion is limited to the matters stated in it and does not extend, and is not to be extended by implication, to any other matters. We express no opinion on the commercial implications of the Documents or whether they give effect to the commercial intentions of the parties.

We consent only to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Commission promulgated thereunder, or Item 509 of the SEC’s Regulation S-K promulgated under the Securities Act.

This opinion is given solely for the benefit of the addressee in connection with the matters referred to herein and may be relied upon only by the addressee, the addressee’s legal advisers in that capacity and purchasers of the Securities pursuant to the Registration Statement. Except with our prior written consent it may not be used or relied upon by any other person or be relied upon for any other purpose whatsoever save as, and to the extent provided below.

This opinion may be used only in connection with the offer and sale of the Ordinary Shares while the Registration Statement is effective.

ASSUMPTIONS AND RESERVATIONS

We give the following opinions on the basis of the assumptions set out in Schedule 2 (Assumptions), which we have not verified, and subject to the reservations set out in Schedule 3 (Reservations).

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OPINIONS

1.	Incorporation and Status: The Company is an exempted company incorporated with limited liability and existing under the laws of the Cayman Islands and is a separate legal entity.

2.	Securities: With respect to the Ordinary Shares:

2.1	the board of directors of the Company (Board) has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters;

2.2	the issue of such Ordinary Shares has been recorded in the Company’s register of members; and

2.3	the provisions of the applicable definitive purchase, underwriting or similar agreement approved by the Board and any relevant prospectus supplement have been satisfied and the subscription price of such Securities specified therein (being not less than the par value of the Securities) has been fully paid, the Securities will be duly authorised, validly issued, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members.

Yours faithfully

/s/ Appleby

Appleby

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SCHEDULE 1

Part 1

Transaction Document

1.	A draft copy of the prospectus supplement (to Prospectus dated December 8, 2025) provided to us on 14 May 2026.

Part 2

Other Documents Examined

1.	A copy of the certificate of incorporation of the Company dated 28 February 2022 and a copy of the certificate of incorporation on change of name of the Company dated 8 January 2025 (Certificate of Incorporation).

2.	A copy of the fourth amended and restated memorandum of association and articles of association of the Company adopted pursuant to a special resolution passed on 7 May 2026 (together, Constitutional Documents).

3.	A copy of the written resolutions of the board of directors of the Company dated 24 April 2026 (Board Resolutions).

4.	A copy of the officers’ certificate issued by the chief executive officer and the chief financial officer of the Company dated 14 May 2026 (Officers’ Certificate).

5.	A copy of the Register of Directors and Officers of the Company dated 14 May 2026 (Register of Directors and Officers).

(together with Transaction Document, the Documents)

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SCHEDULE 2 Assumptions

We have assumed:

1.	that:

1.1	that the originals of all Documents examined in connection with this opinion are authentic, accurate and complete; and

1.2	the authenticity, accuracy, completeness and conformity to original documents of all Documents submitted to us as copies;

2.	that there has been no change to the information contained in the Certificate of Incorporation and that the Registration Statement and the Constitutional Documents remain in full force and effect and are unamended;

3.	that the signatures, initials and seals on all Documents and certificates submitted to us as originals or copies of executed originals are authentic;

4.	that the Registration Statement does not differ in any material respects from any draft of the same which we have examined and upon which this opinion is based;

5.	that the Company has not:

5.1	received notice of any stop notice under Order 50 of the Grand Court Rules in respect of any of its shares; or

5.2	issued any restrictions notice under the Companies Act in respect of the registration of the beneficial ownership of any of its shares, which restrictions notice has not been withdrawn by the Company or ceased by court order;

6.	That:

6.1	the Registration Statement is in the form of the document approved in the Board Resolutions,

6.2	any meeting at which the Board Resolutions were passed was duly convened and had a duly constituted quorum present and voting throughout,

6.3	all interests of the directors of the Company on the subject matter of the Board Resolutions, if any, were declared and disclosed in accordance with the law and Constitutional Documents,

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6.4	the Board Resolutions have not been revoked, amended or superseded, in whole or in part, and remain in full force and effect at the date of this opinion, and will be in full force and effect at any time when the Securities are issued, offered or sold and that no action will be taken by the Company inconsistent with such Board Resolutions; and

6.5	the directors of the Company have concluded that the issue and sale of the Securities and such other transactions approved by the Board Resolutions are bona fide in the best interests of the Company and for a proper purpose of the Company;

7.	that all necessary corporate action will be taken by the Board to authorise and approve any issuance of Securities (including, without limitation, the designation, powers, preferences, rights, qualifications, limitations and restrictions of Preferred Shares) and the terms of the offering of such Securities thereof and other related matters and that the applicable definitive purchase, underwriting or similar agreement will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto;

8.	that no monies paid to or for the account of the Company in respect of the Securities represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act and the Terrorism Act, respectively);

9.	that

9.1	the Register of Directors and Officers accurately reflects the names of all directors and officers of the Company; and

9.2	the Register of Members accurately reflects the names of all members (shareholders of the Company) as at the date the Board Resolutions were passed or adopted, the date the Registration Statement was executed and as at the date of this opinion;

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10.	that there is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions expressed herein;

11.	that the members (shareholders) of the Company have not restricted or limited the powers of the directors in any way and there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Shares or otherwise performing its obligations under the Registration Statement;

12.	that the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction that would have a material adverse effect on the business, properties, financial condition, results of operations or prospects of the Company;

13.	that the directors or members of the Company have not taken any steps to have the Company struck off or placed in liquidation, no steps have been taken to wind up the Company or appoint a restructuring officer and no receiver has been appointed over any of the Company’s property or assets;

14.	that upon issue of any shares (including the Ordinary Shares and Preferred Shares) the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

15.	that no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Securities;

16.	that the Registration Statement has been, or will be, declared effective by the Commission prior to the issuance of the Shares; and

17.	that there are no matters of fact or law (excluding matters of Cayman Islands law) which would or might affect the opinions expressed herein.

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SCHEDULE 3 Reservations

Our opinion is subject to the following:

1.	Non-Assessable: In this opinion the phrase “non-assessable” means, with respect to shares in the Company, that a member (shareholder) shall not, solely by virtue of its status as a member (shareholder) and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

2.	Corporate Documents: The Registry of Companies in the Cayman Islands is not public in the sense that copies of the Company’s constitutional Documents and information on members (shareholders) is not publicly available and information on directors is limited. We have therefore obtained copies of the corporate documents specified in Schedule 1 and relied exclusively on such copies for the verification of such corporate information.

3.	Statements made in Documents: Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the Documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

4.	Issue of shares: The English case of Houldsworth v City of Glasgow Bank (1880) 5 App Cas 317 HL, provided that (i) in the event of a misrepresentation by a company on which a shareholder relied in agreeing to subscribe for shares in such company, the shareholder may be entitled to rescind the share subscription agreement and thereafter claim damages against such company for any additional loss suffered as a result of the misrepresentation; (ii) such a claim for damages will not arise unless and until the shareholder has successfully rescinded the share subscription agreement; and (iii) that a shareholder may be barred from rescinding on the grounds of delay or affirmation and if such company is wound up (whether voluntarily or compulsorily), such shareholder will lose the right to rescind the share subscription agreement (The Rule of Houldsworth). The Rule of Houldsworth was expressly not followed by the Cayman Islands Grand Court in a first instance decision (currently under appeal). Our assessment is that the Rule of Houldsworth as framed above is of questionable status in the Cayman Islands and if a company enters winding up (whether voluntarily or compulsorily) a shareholder would not necessarily lose the right to rescind the share subscription agreement.

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